Exhibit 99.01

FOR IMMEDIATE RELEASE

Versant Contact:

Jerry Wong

Chief Financial Officer

Versant Corporation

1-800-VERSANT

510-789-1500

Versant Announces Record Quarterly Net Income of $1.9 Million

Quarterly revenues grow 37% over last year

Fremont, California, May 29, 2007 - Versant Corporation (NASDAQ:VSNT), an industry leader in specialized data management, today announced its financial results for the second fiscal quarter ended April 30, 2007.

For the quarter, Versant reported revenues of $5.2 million from its continuing operations, compared to $3.8 million for the comparable period last year, representing an increase of approximately 37%. License revenues increased 88% from $1.7 million in the second quarter of 2006 to $3.3 million in the second quarter of 2007.

Net income for the quarter was $1.9 million and diluted net income per share was $0.52, compared to net income of $1.2 million and diluted net income per share of $0.32 for the comparable period last year.

Versant also reported an increase in cash and cash equivalents of approximately $3.3 million during the quarter, resulting in a cash and cash equivalents balance of approximately $14.0 million as of April 30, 2007.

“This quarter was extremely strong, especially in light of the fact that Versant’s second fiscal quarter is typically a relatively weaker quarter. The significant increase in license revenues was largely a result of a license transaction with a defense contractor for approximately $0.8 million, which we had originally expected to close later in this fiscal year.  The increase in license revenues contributed significantly to an excellent overall gross profit margin of 89%, which helped drive net income to new record quarterly levels”, said Jochen Witte, Versant’s CEO.

Based on the first two quarters’ performance in fiscal 2007, Versant is raising its guidance for fiscal 2007. The Company expects total revenue growth for full year fiscal 2007 over fiscal 2006 of approximately 10%, driven primarily by estimated license revenue growth of approximately 25% in fiscal 2007 compared to fiscal 2006. For fiscal 2007, the Company estimates net income from continuing operations before taxes to be in the range of approximately $5.8 million to $6.2 million and net income to be in the range of $5.6 million to $6.0 million, resulting in estimated diluted net income per share between approximately $1.50 and $1.62 for fiscal 2007.

About Versant Corporation

Versant Corporation (NASDAQ: VSNT) is an industry leader in specialized data management software. Using Versant’s solutions, customers cut hardware costs, speed and simplify development, significantly reduce administration costs, and deliver products with a strong competitive edge. Versant’s solutions are deployed in a wide array of industries including telecommunications, financial services, transportation, manufacturing, and defense. With over 50,000 installations, Versant has been a highly reliable partner for over 15 years for Global 2000 companies such as Ericsson, Verizon, Sagem, the US Government, and Financial Times.  For more information, call 510-789-1500 or visit www.versant.com.

Forward Looking Statements Involve Risks and Uncertainties

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. These forward-looking statements include the statements in this press release regarding our expected revenue growth, anticipated range of net income from continuing operations before taxes, net income and diluted net income per share for fiscal year 2007. Investors are cautioned that any such forward-looking statements are not guarantees of Versant’s future performance and involve significant risks and uncertainties.  There are many important factors and risks that could cause our actual results to differ materially from those anticipated in the forward-looking statements. These factors, risks and uncertainties include, without limitation: our inability to achieve revenue expectations or projected net income levels as a result of delays in the sales cycle for our products and services or failures to close key sales transactions; changing market demands or perceptions of our products and technologies; failure to develop new customers; the fact that our results of operations are highly dependent on sales of our Versant Object Database product; the possibility that the amount of future contingent earn-out payments from the sale of our WebSphere consulting practice assets will fall below our estimates; the performance of our resellers; the possibility that existing value added resellers may not remain committed to our software or that their sales activity may not keep pace with their historical results; potential reductions in the prices we charge for our products and services due to competitive conditions; legal costs and potential costs associated with a pending litigation in which one of our customers is seeking indemnification from the Company for alleged infringement of intellectual property rights asserted by a third party; and the Company’s ability to successfully manage its costs and operations and maintain adequate working capital. The forward-looking statements contained in this press release are made only as of the date of this press release, and the Company assumes no obligation to publicly update any forward-looking statement. Investors are cautioned not to place undue reliance on forward-looking statements. Additional information concerning factors that could cause results to differ can be found in the Company’s filings with the Securities and Exchange Commission, including without limitation the Company’s most recent Annual Report on Form 10-K for the year ending October 31, 2006, its Quarterly Report on Form 10-Q for the quarter ending January 31, 2007 and its reports on Form 8-K.

Versant is a registered trademark or trademark of Versant Corporation in the United States and/or other countries.

Conference Call Information

Versant will host a teleconference today to discuss the above after markets close. The details for the call are as follows:

Date:	Tuesday, May 29, 2007
Time:	1:30 PM Pacific (4:30 PM Eastern)
Dial-in number US:	1-800-936-9754
International:	1-973-935-2048
Conference ID:	8842063

Internet Simulcast*:	http://viavid.net/dce.aspx?sid=00004046

*Windows Media Player needed for simulcast. Simulcast is voice only.

Dial in 5-10 minutes prior to the start time. An operator will request your name and organization and ask you to wait until the call begins. If you have any difficulty connecting, please call Versant Corporation at (510) 789-1577.

A replay of the conference call will be available until June 5, 2007

Replay number US: 1-877-519-4471
International Replay number: 1-973-341-3080
Replay Pass Code**: 8842063

** Enter the playback pass code to access the replay

VERSANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	April 30,	October 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$13,960	$8,231
Trade accounts receivable, net of allowance for doubtful accounts of $82 and $62 at April 30, 2007 and October 31, 2006, respectively	2,076	2,885
Other current assets	907	782
Total current assets	16,943	11,898

Property and equipment, net	522	385
Goodwill	6,720	6,720
Intangible assets, net	1,038	1,196
Other assets	105	62
Total assets	$25,328	$20,261

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$288	$154
Accrued liabilities	2,258	2,363
Deferred revenues	4,021	3,083
Deferred rent	25	99
Total current liabilities	6,592	5,699

Deferred revenues	717	742
Long-term capital lease obligations	20	28
Total liabilities	7,329	6,469

Stockholders’ equity:
Common stock, no par value	95,442	95,089
Accumulated other comprehensive income, net	762	521
Accumulated deficit	(78,205)	(81,818)
Total stockholders’ equity	17,999	13,792
Total liabilities and stockholders’ equity	$25,328	$20,261

VERSANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	April 30,	April 30,	April 30,	April 30,
	2007	2006	2007	2006
Revenues:
License	$3,285	$1,745	$6,449	$4,258
Maintenance	1,877	1,457	3,794	3,090
Professional services	28	578	98	1,057
Total revenues	5,190	3,780	10,341	8,405

Cost of revenues:
License	94	58	141	162
Amortization of intangible assets	79	79	158	158
Maintenance	370	345	776	729
Professional services	20	291	60	625
Total cost of revenues	563	773	1,135	1,674

Gross profit	4,627	3,007	9,206	6,731

Operating expenses:
Sales and marketing	874	765	1,634	1,711
Research and development	821	702	1,713	1,571
General and administrative	1,095	871	2,303	1,924
Restructuring	—	84	—	218
Total operating expenses	2,790	2,422	5,650	5,424

Income from operations	1,837	585	3,556	1,307
Outside shareholders’ income from VIE	—	—	—	138
Interest and other income, net	141	34	243	46
Gain on disposal of Variable Interest Entity	—	131	—	131
Income from continuing operations before taxes	1,978	750	3,799	1,622
Net provision for income taxes	153	99	356	182
Net income from continuing operations	$1,825	$651	$3,443	$1,440
Gain from sale of discontinued operations, net of income taxes	—	468	—	468
Net income from discontinued operations, net of income taxes	81	35	170	22
Net income	$1,906	$1,154	$3,613	$1,930

Basic income per share:
Net income from continuing operations attributable to common shareholders	$0.51	$0.18	$0.95	$0.40
Net income from discontinued operations, net of income tax	$0.02	$0.14	$0.05	$0.14
Net income attributable to common shareholders	$0.53	$0.32	$1.00	$0.54

Diluted income per share:
Net income from continuing operations attributable to common shareholders	$0.50	$0.18	$0.94	$0.40
Net income from discontinued operations, net of income tax	$0.02	$0.14	$0.05	$0.14
Net income attributable to common shareholders	$0.52	$0.32	$0.99	$0.54

Shares used in per share calculation:
Basic	3,618	3,569	3,612	3,564
Diluted	3,698	3,578	3,677	3,570

Non-cash stock-based compensation included in the above expenses:
Cost of revenues	$16	$14	$29	$25
Sales and marketing	$21	$12	$40	$20
Research and development	$8	$20	$19	$37
General and administrative	$42	$18	$81	$39